Exhibit 16.2

October 18, 2013

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated October 18, 2013 of Camco Financial Corporation to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant’s statements in Items 4.01(b).

Very truly yours,

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Copy to:

Mr. James Huston

Chairman, President and Chief Executive Officer

Camco Financial Corporation